UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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CAI INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CAI INTERNATIONAL, INC.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, CA 94105
(415) 788-0100

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Time and Date

10:00 a.m. Pacific Daylight Time on Friday, June 6, 2014.

Place

The offices of Perkins Coie LLP, located at 3150 Porter Drive, Palo Alto, California 94304.

Items of Business

1.	To elect three Class I directors nominated by the Board of Directors to serve for the ensuing three years and until their successors are elected.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

4.	To consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned and postponed.

Record Date

Only stockholders of record at the close of business on April 18, 2014 are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting.   As of that date, there were 22,242,256 shares of common stock outstanding.  A list of stockholders of record will be maintained and open for examination by any of our stockholders, for any purpose relating to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

Voting

As owners of CAI, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please read the proxy statement accompanying this notice and submit your proxy or voting instructions as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or by following the instructions on your voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Proxy Materials and Voting at the Annual Meeting” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction card.  You may attend the meeting in person even though you have sent in your proxy or voting instruction card.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Victor Garcia
President and Chief Executive Officer

San Francisco, California
April 25, 2014

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 6, 2014.

This Proxy Statement and the 2013 Annual Report are available at: http://investor.capps.com/annual-proxy.cfm

CAI INTERNATIONAL, INC.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, CA 94105
(415) 788-0100

PROXY STATEMENT

For the 2014 Annual Meeting of Stockholders
To Be Held on June 6, 2014

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND VOTING AT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors of CAI International, Inc. (the “Company,” “CAI,” “we,” “us,” and “our”) is providing these proxy materials for you in connection with the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of CAI International, Inc., which will take place at 10:00 am local time on Friday, June 6, 2014.  The Annual Meeting will be held at the offices of Perkins Coie LLP located at 3150 Porter Drive, Palo Alto, California 94304.  As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.  These proxy materials are first being made available to stockholders on or about April 25, 2014.

What is included in the proxy materials?

The proxy materials being sent to stockholders include this proxy statement for the Annual Meeting, our 2013 Annual Report to Stockholders, which includes our audited consolidated financial statements for the year ended December 31, 2013, and the proxy card for the Annual Meeting.

What information is contained in the proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of our directors and most highly paid executive officers during fiscal year 2013, and certain other required information.

What items will be voted on at the Annual Meeting?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of three Class I directors nominated by the Board of Directors;

2.	A proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	An advisory (non-binding) resolution to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

We will also consider any other business that may properly come before the Annual Meeting.

What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares (i) “FOR” the nominees to the Board of Directors, (ii) “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and (iii) “FOR” the advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.

Who is entitled to vote and how many votes do I have?

Each share of our common stock issued and outstanding as of the close of business on April 18, 2014 (the “Record Date”) is entitled to one vote on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank. On the Record Date, there were 22,242,256 shares of our common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record:  If your shares are registered directly in your name with our transfer agent, Computershare Stockholder Services, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right with these proxy materials to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed or sent a proxy card for you to use in granting your voting proxy to us.

Beneficial Owner:  If your shares are held in a brokerage account (in street name) or by another person on your behalf, you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee, bank or other nominee how to vote your shares.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a CAI stockholder as of the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting.

How can I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted by proxy without attending the Annual Meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes.  Stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee, bank or other nominee and mailing it in the accompanying pre-addressed envelope.

Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation of your proxy to our Secretary prior to your shares being voted or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are the beneficial owner of shares held in a brokerage account, or that are held by another person on your behalf, you may change your vote by submitting new voting instructions to your broker, trustee, bank or other nominee as provided in the voting instruction card, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CAI or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which are forwarded to our management.

How many shares must be present or represented to conduct business at the Annual Meeting?

Transaction of business at the Annual Meeting may occur only if a quorum is present.  The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.  For any other item of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” the nominees to the Board of Directors, “FOR” the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, “FOR” the advisory resolution to approve the compensation of our named executive officers, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, the election of directors, members of the Board of Directors are elected by a plurality of the votes cast, provided that a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The candidates who receive the greatest number of votes will be elected directors.  Cumulative voting is not permitted for the election of directors.

Proposal No. 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting.  Each outstanding share will be entitled to one vote.  The results of this vote will not be binding on the Board of Directors.

Proposal No. 3, the advisory resolution to approve the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast on the matter, in person or by proxy, at the Annual Meeting.  Each outstanding share will be entitled to one vote.  The results of this vote will not be binding on the Board of Directors.

Abstentions are shares that abstain from voting on a particular matter. Under Delaware law, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting.  Abstentions have no effect on Proposal No. 1, the election of directors, since approval by a percentage of the shares present or outstanding is not required. Abstentions will have the same effect as a vote against Proposal No. 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and Proposal No. 3, the advisory resolution to approve the compensation of our named executive officers.

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name (also known as “street name”), and does not receive voting instructions from you, the broker is permitted to vote your shares only on “routine” matters.  Proposal No. 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, is the only routine matter that a broker is permitted to vote on at the Annual Meeting. Broker non-votes are generally not considered votes cast at the Annual Meeting and therefore will have no direct impact on any other proposal.  We urge you to give voting instructions to your broker on all voting items.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason one of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How may I obtain a separate set of voting materials?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written request made to us at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430, or a request by telephone at (415) 788-0100.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Who will bear the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to mailing these proxy materials, proxies or votes may be solicited in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or SEC, within four business days following the Annual Meeting.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals:  For a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, the written proposal must be received by our Secretary at our principal executive offices no later than December 26, 2014.  If the date of the 2015 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Such proposals must also comply with our bylaws provisions regarding business to be brought before a stockholder meeting and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to CAI International, Inc., Attn: Secretary, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

For a stockholder proposal that is not intended to be included in our proxy statement as described above, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals.  Stockholders must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary at the address above:

•	not earlier than the close of business on February 7, 2015; and

•	not later than the close of business on March 8, 2015.

However, in the event that the 2015 Annual Meeting of Stockholders is convened more than 30 days before or more than 60 days after the anniversary of the Annual Meeting (June 6, 2015), notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to 2015 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Stockholders is first made.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board of Directors’ Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board of Directors membership and should be directed to the Chair of our Nominating and Corporate Governance Committee by fax or mail addressed to CAI International, Inc., Attn: Chair of the Nominating and Corporate Governance Committee, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver to our Secretary timely notice in accordance with our bylaws, which require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals.” Pursuant to our bylaws, the notice must include, among other things, the information that would be required in a proxy statement or other filings required to be made in connection with soliciting proxies for the election of that nominee in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, disclosure of specified compensatory and other material relationships between the stockholder proponent and its affiliates, on the one hand, and the director nominees and their affiliates, on the other hand, disclosure of all ownership interests in the Company held by the stockholder proponent, including, among other things, all ownership interests, hedges, economic incentives and rights to vote any shares of any security of the Company, in light of increased use by investors of derivative instruments that are not reflected in an investor’s beneficial ownership of the Company’s securities, and a completed director questionnaire provided by each nominee for election or reelection to the Board of Directors. The notice should be addressed to our Secretary as follows:  CAI International, Inc., Attn: Secretary, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

Copy of Bylaw Provisions: If you wish to make a proposal or nominate a director, you are advised to review our bylaws regarding the requirements that must be satisfied in order for a stockholder proposal or director nomination to be considered at an Annual Meeting. You may contact our Secretary as indicated above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How may I communicate with CAI’s Board of Directors or the independent directors on CAI’s Board of Directors?

Any stockholder or other interested party may contact the Board or Directors, including the Presiding Non-Management Director, any non-employee director or the non-employee directors as a group, or any individual director or directors, by writing directing the communication by mail or fax addressed to CAI International, Inc., Attn: Chairman of the Board of Directors, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.  All communications are relayed to the board member(s) they are directed to.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes: Class I, Class II and Class III.  At the Annual Meeting, three Class I directors will be elected to serve for a term of three years and until their respective successors are elected and qualified, or until the death, resignation or removal of such director.

Gary Sawka, Marvin Dennis and Victor Garcia have been nominated for election as the Class I directors at this Annual Meeting. Proxies will be voted for the election of Mr. Sawka, Mr. Dennis and Mr. Garcia unless the authority to vote for is withheld.  Each nominee has indicated that he is able and willing to serve if elected. If, however, any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.  If any nominee should be unable or unavailable to serve prior to the election, the Board of Directors may recommend another nominee, and Victor Garcia and Timothy B. Page, in their capacity as proxy holders, will vote the proxies for the nominee.

There are also four continuing directors. Hiromitsu Ogawa and William Liebeck are serving as Class II directors until our 2015 annual meeting of stockholders.  Masaaki (John) Nishibori and David G. Remington are serving as Class III directors until our 2016 annual meeting of stockholders.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of CAI. There are no family relationships among our executive officers and directors.
If you sign your proxy card or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the persons nominated by the Board of Directors. If you wish to give specific instructions with respect to voting for directors, you may do so by following the instructions on your proxy card or voting instruction card.

Age	Director since
Class I Director Nominees

Marvin Dennis

Marvin Dennis has served as a director since 2007. Mr. Dennis currently serves as the President of Dennis & Company, a financial consulting company he founded in 1996. From 1974 to 1996, Mr. Dennis served as Chief Financial Officer of Trans Ocean Ltd., a maritime container lessor company he co-founded. Mr. Dennis holds a B.S. from the University of Illinois, a J.D. from DePaul University and a M.B.A. from Harvard University. Mr. Dennis brings extensive and deep industry knowledge to the Board of Directors, and his experience as financial consultant and Chief Financial Officer of Trans Ocean Ltd. is invaluable with respect to financial and accounting issues.
76	2007

Gary M. Sawka

Gary M. Sawka has served as a director since June 2011 and is chairman of the Board of Directors' Nominating and Corporate Governance Committee. From September 2010 to May 2011, Mr. Sawka served as our Interim Chief Financial Officer.  Prior to September 2010, he served as a member of our Board of Directors beginning in June 2007.  From September 2008 to October 2010, he served as Senior Vice President, Finance and Chief Financial Officer of Questcor Pharmaceuticals, Inc., a specialty pharmaceuticals company.  From October to December 2010 he was employed with Questcor Pharmaceuticals, Inc. on a part time basis as Special Projects, Finance.  From February 2007 to April 2008, he served as Chief Financial Officer for Tripath Technology, Inc., a former NASDAQ-listed semiconductor company, during its Chapter 11 reorganization and its reverse merger.  From August 2006 to February 2007, he served as a consulting Chief Financial Officer to Tripath Technology, Inc. From 2002 to 2006, Mr. Sawka worked as a financial consultant for several NASDAQ-listed companies.  From 2000 to 2001, he served as Executive Vice President and Chief Financial Officer of ePlanning Securities, a national, representative-owned, independent FINRA Broker / Dealer. During the period from 1984 to 2002, Mr. Sawka served as Vice President and Chief Financial Officer of Tvia, Inc., a semiconductor company, PrimeSource Corporation, an international container leasing company specializing in high service leases, and Itel Containers International Corporation, at the time, the world’s largest international container leasing company.  Mr. Sawka has an MBA from Harvard University Graduate School of Business Administration and a BS in Accounting from the University of Southern California.  Mr. Sawka brings extensive management and consulting experience with public companies and with Itel Containers, another international container leasing company, which brings valuable financial, operational, governance and strategic expertise to our Board of Directors.
67	2011

Victor M. Garcia

Victor M. Garcia has served as our President and Chief Executive Officer and member of our Board since June 2011.  From September 2010 to June 2011, he served as our Senior Vice President and Chief Operating Officer.  In addition, Mr. Garcia previously served as our Senior Vice President and Chief Financial Officer from November 2006 through September 2010. From July 1990 to October 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank. Mr. Garcia holds a B.S. from Babson College.   Mr. Garcia has been selected as a director because as our President and Chief Executive Officer, he brings to the Board a unique insight on the management of the company and as our former Chief Financial Officer brings knowledge of the financial facets of the company.
46	2011

Continuing Class II Directors

Hiromitsu Ogawa

Hiromitsu Ogawa is our founder, Chairman of the Board of Directors of the Company and beneficial owner of 22.3% of our common stock. Mr. Ogawa voluntarily resigned from his position as Executive Chairman in June 2009. He has also been a partner of Quest Venture Partners since 2008. From 1989 to November 2006, he served as our Chief Executive Officer. Prior to starting our company in 1989, he was with Itel Containers International Corp., a lessor of cargo containers for use exclusively in international shipping, for 12 years as Vice President of Marketing for Japan/Korea. Earlier in his career, he also held the position of Executive Managing Director of Heublein Japan Co. Ltd., a food and beverage manufacturing and distribution company. He was also Sales Promotion Manager with Coca-Cola Japan Co. Ltd., a manufacturer and seller of soft drinks and related operations. Mr. Ogawa graduated from Kyoto University of Foreign Studies with a B.A. As our founder, largest stockholder and former Chief Executive Officer, Mr. Ogawa has intimate knowledge of the Company and industry which gives him unique insights into the Company’s operations, strategic goals, and challenges.
73	1989

William Liebeck

William Liebeck has served as a director since 2007 and is chairman of the Board of Directors’ Compensation Committee. He is currently a Partner at Crane Street Capital, LLC, a private equity firm, where he is Chief Executive Officer. From the periods 1988 to 1995, 1997 to 2005 and 2007 to 2009, Mr. Liebeck was a Partner at three private equity firms, Equivest Partners, Thoma Cressey Equity Partners and Englefield Capital, LLC, respectively. Mr. Liebeck holds a B.A. from the University of California at Berkeley and an M.B.A. from Stanford University. Mr. Liebeck’s extensive knowledge of the capital markets, strategic planning and mergers and acquisitions from his private equity background provides invaluable expertise to our Board of Directors in matters regarding the Company’s capital requirements and strategic direction.
58	2007

Continuing Class III Directors

Masaaki (John) Nishibori

Masaaki (John) Nishibori has served as a member of our Board of Directors since 1993. Mr. Nishibori previously served as our President and Chief Executive Officer from November 2006 to May 2011.  In addition, Mr. Nishibori was our Senior Vice President and Chief Financial Officer from 1993 to November 2006. From 1973 to 1993, Mr. Nishibori was a commercial banker for The First National Bank of Boston.  From 1970 to 1973, Mr. Nishibori was a management consultant at Arthur D. Little, Inc., an international management consulting firm in Cambridge, Massachusetts. Mr. Nishibori is a graduate of Hitotsubashi University and holds an M.B.A. from Columbia University. In addition to his institutional knowledge from his long tenure of service to the Company and his position as the executive leader of our Company, Mr. Nishibori’s significant financial expertise, including extensive experience with capital markets and commercial financing transactions, is invaluable to the Board of Directors.
69	1993

David G. Remington

David G. Remington has served as a director since 2010 and is chairman of the Board of Directors’ Audit Committee.  From 2004 to the present, he has served as a gubernatorial appointee to the Executive Board of Energy Northwest, a nuclear and renewable power utility, where he chairs the Compensation Subcommittee.  Beginning in December 2010, Mr. Remington has served on the board of Next IT, a private software company, where he chairs the Audit Committee, and is a board member of an angel investment fund.  He is a retired senior financial executive with 40 years of experience in corporate finance, investment and commercial banking.  From February 1996 until December 2004, he served as a Senior Vice President and Chief Financial Officer of Itron, Inc.  Prior to his service with Itron, Inc., Mr. Remington served in various executive roles as a Managing Director for Dean Witter Reynolds, Inc. and as President of Steiner Financial Corporation.  He holds a bachelor’s degree in electrical engineering from the University of California at Berkeley and a master's degree from the Harvard Business School.  Mr. Remington’s extensive financial experience with nearly 40 years of work in corporate finance, investment and commercial banking, is invaluable with respect to financial and accounting issues.
72	2010

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available in the “Documents & Charters” portion of the Investor Relations section of our website at www.capps.com . Our Code of Business Conduct and Ethics applies to all contractors, consultants and service providers of CAI. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics will be provided to any stockholder who requests it from us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100.

Board Independence

The Board of Directors has reviewed the relationships between CAI and each of its directors who served as directors during any part of fiscal 2013.  The Board of Directors has determined that none of our current directors, except Hiromitsu Ogawa, the Chairman of our Board of Directors, Masaaki (John) Nishibori, our former President and Chief Executive Officer, and Victor M. Garcia, our current President and Chief Executive Officer, has a material relationship with us (either directly, through a family member or as a partner, officer or stockholder of any organization that has a relationship with us), and each director, other than Messrs. Ogawa, Nishibori and Garcia, is independent within the meaning of our director independence standards, which reflect exactly the NYSE director independence standards. These independence standards are available in the “Documents & Charters” portion of the Investor Relations section of our website at www.capps.com and a copy of such standards will be provided to any stockholder who requests it from us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100.

The Board of Directors annually appoints a Presiding Non-Management Director from among the independent directors. The Presiding Non-Management Director will serve as a focal point and facilitator to assist the independent directors in fulfilling their responsibilities. Mr. Marvin Dennis is currently appointed as our Presiding Non-Management Director.   The process by which the Board of Directors selects the Presiding Non-Management Director is described under the “Documents & Charters” portion of the Investor Relations section of our website at www.capps.com.

Board Structure and Committee Composition

Mr. Ogawa serves as the Chairman of the Board of Directors and Mr. Garcia serves as both our Chief Executive Officer and as a director. We believe that having a separate Chairman and Chief Executive Officer is appropriate given the current characteristics of our management. Mr. Ogawa, as founder and previous Chief Executive Officer, is intimately familiar with our business and industry, and most capable of effectively identifying strategic priorities, overseeing risk management, leading Board of Directors discussions and defining our strategic objectives. Mr. Garcia, as the Chief Executive Officer, is the individual selected by the Board of Directors to manage us on a day-to-day basis, and his direct involvement in our operations allows him to provide valuable insights with respect to strategic planning and the operational requirements to meet our short- and long-term objectives. Our independent directors bring experience, oversight and expertise from outside the company and industry.

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance. The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board of Directors, each of which are available in the “Documents & Charters” portion of the Investor Relations section of our website at www.capps.com, and a copy of each charter will be provided to any stockholder who requests it from us it from us in writing at CAI International, Inc., Attn: Investor Relations, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, or by telephone at (415) 788-0100. Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

During fiscal 2013, the Board of Directors held eleven meetings. Each director attended at least 75% of all Board of Directors and applicable committee meetings of the committee(s) on which he served during his tenure as a director in fiscal 2013. Non-management directors met in executive session on a regular basis in 2013, generally at each regularly scheduled Board of Directors meeting. Our Presiding Non-Management Director, currently Mr. Dennis, presides at all executive sessions of non-management directors.  Although we have no formal policy regarding director attendance at the annual meetings of stockholders, directors are encouraged to attend.  All of our directors attended last year's annual meeting of stockholders. The following table shows committee service for our seven current directors for fiscal 2013:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Nonemployee Directors:

Hiromitsu Ogawa, Chairman
Marvin Dennis	X	X	X
William Liebeck	X	X*	X
David G. Remington	X*	X	X
Masaaki (John) Nishibori
Gary Sawka	X	X	X*

Employee Director:

Victor Garcia, Chief Executive Officer

X	= Committee member
*	= Chair

Audit Committee. The functions of the Audit Committee include oversight of the integrity of our financial statements, performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, the evaluation of enterprise risk issues, the review of related person transactions, the annual independent audit of our financial statements, and the evaluation of the performance, qualifications and independence of our independent auditors. Our Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of issuing an audit report or related work, as well as pre-approving all audit and non-audit services.  All of the directors currently serving on our Audit Committee, Mr. Dennis, Mr. Liebeck, Mr. Remington and Mr. Sawka, qualify as “independent,” as such term is defined in Section 10A(m) under the Securities Exchange Act of 1934, as amended, Rule 10A-3 promulgated thereunder, and under NYSE listing requirements applicable to audit committees. Mr. Dennis, Mr. Liebeck, Mr. Remington and Mr. Sawka each have accounting or related financial management expertise as required by the NYSE’s listing requirements and qualify as “audit committee financial experts,” as defined in Regulation S-K, as promulgated by the Securities and Exchange Commission. During fiscal 2013, the Audit Committee held four meetings.  The report of the Audit Committee is included on page 24 of this proxy statement.

Compensation Committee . The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee determines the compensation for the Chief Executive Officer and recommends to the Board of Directors for its approval compensation levels for our directors and other executive officers, and such other senior employees as the Compensation Committee may determine. The Compensation Committee is also responsible for producing a report for inclusion in our proxy statement. In addition, the Compensation Committee assists the Board of Directors in discharging its responsibility for the design and establishment of the Company’s compensation and benefits programs generally.  All of the directors currently serving on our Compensation Committee, Mr. Dennis, Mr. Liebeck, Mr. Remington and Mr. Sawka, qualify as “independent,” as such term is defined under NYSE listing requirements applicable to compensation committees. During fiscal 2013, the Compensation Committee held six meetings. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. Additionally, the Compensation Committee shall have the sole authority and responsibility to engage and terminate any outside consultant to assist in evaluating and determining appropriate compensation levels for the Chief Executive Officer or other members of management and to approve the terms of any such engagement and the fees of any such consultant.  Our Compensation Committee engaged a compensation consultant, Pearl Meyer & Partners, LLC (“PM&P”) in 2013 to review our executive compensation policies and to assist the Compensation Committee in setting compensation for our executives with the target of aligning total compensation with the Company’s business strategies and goals so as to deliver maximum return on compensation investment.

The Compensation Committee has determined that PM&P is an independent advisor and there is no conflict of interest resulting from retaining PM&P currently or during the year ended December 31, 2013.  In reaching these conclusions, the Compensation Committee considered NYSE listing standards and the factors listed below:

•	PM&P does not provide any other services to the company outside of executive and director compensation advisory services;
•	PM&P’s fees for executive and director compensation consulting services provided to the Compensation Committee in fiscal year 2013 were less than 1% of PM&P’s 2013 revenues;
•	PM&P maintains a formal conflicts policy designed to prevent conflicts of interest and preserve PM&P’s independence;
•	None of the PM&P consultants who directly advise the Compensation Committee have business or personal relationships with Compensation Committee members;
•	None of the PM&P consultants who directly advise the Compensation Committee, or PM&P, have business or personal relationships with the Company’s executive officers; and
•	None of the PM&P consultants who directly advise the Compensation Committee have direct ownership in the company’s equity securities.
PM&P consults with the Company’s management only with the Compensation Committee’s knowledge and approval, as necessary to obtain compensation, performance and other data for the executives and the Company so that it can effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.
In considering director compensation and perquisites, the Compensation Committee may request that management report to the Compensation Committee periodically on the status of the Board of Director’s compensation and perquisites in relation to other similarly situated companies.

Mr. Ogawa, our Chairman, and Mr. Garcia, our Chief Executive Officer, participate in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. While the Compensation Committee looks to Messrs. Ogawa and Garcia to make recommendations with respect to specific compensation decisions for the executive officers other than the Chief Executive Officer, all decisions regarding the compensation of our executive officers are made solely by the Board of Directors upon the recommendation of the Compensation Committee. The report of the Compensation Committee is included on page 23 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists our Board of Directors in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to our Board of Directors the director nominees for the next annual meeting of stockholders.  In addition, the Nominating and Corporate Governance Committee establishes procedures for, and evaluates any, director nominations made by stockholders.  It also reviews the structure and composition of our Board of Directors committees and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board of Directors and its committees. The Nominating and Corporate Governance Committee recommends to our Board of Directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to CAI and reviews such guidelines and standards and the provisions of the Nominating and Corporate Governance Committee Charter to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of the NYSE. The Nominating and Corporate Governance Committee monitors our Board of Directors and our compliance with any commitments made to our regulators or otherwise regarding changes in corporate governance practices, and oversees the review of our Board of Directors’ and management’s performance.  The Nominating and Corporate Governance Committee also periodically reviews succession planning for our Chairman of the Board and our Chief Executive Officer.

All of the directors currently serving on our Nominating and Corporate Governance Committee, Mr. Dennis, Mr. Liebeck, Mr. Remington and Mr. Sawka, qualify as “independent,” as such term is defined under applicable NYSE listing requirements. During fiscal 2013, the Nominating and Corporate Governance Committee held three meetings.

Consideration of Nominees.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons.

In evaluating candidates, including candidates nominated by stockholders, the Nominating and Corporate Governance Committee seeks to achieve a balance of strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board of Directors (including its size and structure) and diversity on the Board of Directors.  We do not have a separate policy regarding the consideration of diversity in identifying and evaluating director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board of Directors will possess a broad perspective and the appropriate talent, skills and expertise to oversee our business.  Directors are expected to attend all or substantially all Board of Directors meetings and meetings of the Committees of the Board of Directors on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board of Directors.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Directors membership and should be addressed to CAI International, Inc., Attn: Chair of the Nominating and Corporate Governance Committee, Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105, Fax: (415) 788-3430.

For a description of the process for nominating directors in accordance with our bylaws, see “General Information about the Proxy Materials and Voting at the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 4 of this proxy statement.

The Board’s Role in Risk Oversight

One of the Board of Directors’ primary responsibilities under our Corporate Governance Guidelines is reviewing our strategic plans and objectives, including our principal risk exposures. The Audit Committee is also responsible for evaluating enterprise risk issues and discusses our major risk exposures, whether financial, operating or otherwise, with management, the head of internal audit (or the internal audit service providers), and the independent auditors. The Board of Directors addresses at least annually, the principal current and our future risk exposures. The Board of Directors receives regular reports from its committees and members of senior management on areas of material risk to CAI, including operational, financial, legal and regulatory, and strategic and reputation risks.  The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

MANAGEMENT

The following table sets forth certain information regarding our current executive officers who are responsible for overseeing the management of our business, and three key employees as of April 25, 2014. For biographical information about Victor Garcia, who is also a member of our Board of Directors, see page 7 above.

Name	Age	Position
Executive Officers:
Victor M. Garcia	46	President, Chief Executive Officer and Director
Timothy B. Page	61	Chief Financial Officer
Daniel J. Hallahan	58	Senior Vice President, Global Marketing
Camille G. Cutino	54	Vice President, Operations and Human Resources
Key Employees:
Matthew Easton	41	Vice President, Information Technology
Steven J. Garcia	50	Vice President, Legal Affairs
David B. Morris	47	Vice President, Finance and Corporate Controller

Executive Officers

Timothy B. Page has served as our Chief Financial Officer since May 2011.  From 2008 to 2011, Mr. Page was Chief Financial Officer of Port Logistics Group, Inc., a logistics services company. From 2004 until 2008, Mr. Page was the Chief Financial Officer of Quality Distribution, Inc., a NASDAQ-listed bulk chemical transportation company, with over 100 locations in the U.S., Mexico and Canada. From 2001 to 2004, Mr. Page was the Chief Financial Officer of Perry Ellis International, Inc., a NASDAQ-listed global apparel company. Mr. Page holds a BS in Psychology from the University of Wisconsin-Milwaukee and an MBA from the University of Wisconsin-Milwaukee.

Daniel J. Hallahan has served as our Senior Vice President, Global Marketing since February 2010.  Mr. Hallahan previously served as our Vice President, Marketing in Europe from July 1992 to February 2010. Prior to joining CAI, Mr. Hallahan served as Director of Marketing of Amphibious Container Leasing and Itel Containers International Corporation.

Camille G. Cutino has served as our Vice President, Operations and Human Resources since October 2011. She previously served the company as our Vice President, Operations from January 2000 through September 2011, and as our Director of Operations from July 1992 through December 1999.  She consulted with the company from May 1991 through June 1992.  Prior to joining CAI, she was the director of operations at Itel Containers International, Inc., a lessor of cargo containers for use exclusively in international shipping, where she served from 1980 through 1991.  She holds a B.S. from San Francisco State University.

Key Employees

Matthew Easton has served as our Vice President of Information Technology since August 2010.  From 2000 through 2010, Mr. Easton served as our Information Technology Manager.  From 1998 through 2000, Mr. Easton was an information technology contractor for our company.  Prior to joining CAI, Mr. Easton was an Analysis Manager for California major accounts at AT&T Inc. (formerly, SBA Communications Inc.), a telephone communications company.

Steven J. Garcia joined our company in January 2013 as our Vice President, Legal Affairs.  Prior to joining us, Mr. Garcia served as Senior Regional Counsel for International Business Machines Corporation (“IBM”) from January 2000 to January 2013, where he managed the overall legal support of IBM’s sales and distribution operations for half of the United States.  Previously, from 1991 to 1998, Mr. Garcia served as corporate counsel for Chevron Corporation, a petroleum and chemicals company.  In addition, Mr. Garcia’s previous experience includes service as a litigator in private legal practice for a major U.S. law firm. Mr. Garcia holds a B.A. in Political Science from the University of California at Berkeley and he earned his law degree from the University of California at Berkeley School of Law.

David B. Morris has served as our Vice President, Finance and Corporate Controller since May 2011.  From 2008 to 2011, Mr. Morris served as Senior Director, Finance, and prior to that as Director, SEC Reporting, of Celera Corporation, a NASDAQ-listed healthcare company.  Previously, Mr. Morris was a Senior Audit Manager at KPMG LLP with a focus on public companies.  Mr. Morris received a Bachelor of Engineering from the University of Bristol, U.K. in 1988.  Mr. Morris is a U.K. Chartered Accountant and a California-licensed Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Programs

The Board of Directors and the Compensation Committee believe that compensation for our named executive officers, who are identified in the 2013 Summary Compensation Table below, should be tied to corporate performance. The primary objectives of the executive compensation program are to:

•	Provide competitive compensation packages that enable us to attract and retain talented executives;
•	Motivate named executive officers to achieve our short- and long-term business strategies; and
•	Align named executive officer compensation with stockholder value.

How We Set Compensation

We have compensation programs for our named executive officers that are designed to offer compensation that is competitive with compensation offered by competitors and companies of similar size and complexity within the intermodal container and similar industries.

The Board of Directors and the Compensation Committee, in consultation with Mr. Ogawa, our Chairman of the Board of Directors, and Mr. Garcia, our current Chief Executive Officer, set the compensation of our executive officers. Generally, we have sought to provide compensation packages to our executive officers that are fair and competitive. The compensation for Mr. Garcia, Mr. Page and Mr. Hallahan for 2013 was also set pursuant to individual employment agreements entered into with each of them.  In general, the overall compensation for our named executive officers is comprised of a mix of base salary, cash bonus and non-cash equity awards pursuant to our existing equity compensation plan.  The cash bonus and non-cash equity awards for our Chief Executive Officer are based on an evaluation process that equally weighs objective and subjective factors.  The cash bonus and non-cash equity awards for our Chief Financial Officer, as well as for the named executive officers Camille G. Cutino and Daniel J. Hallahan, are based solely on a subjective evaluation of performance.

The Compensation Committee looks at data from publicly available compensation data provided by our compensation consultant, PM&P, from a selected group of peer organizations with comparable revenue and who operate in the leasing industry.  For 2013, the selected peer organizations consisted of: Aircastle Ltd., Echo Global Logistics, Inc., GATX Corporation, Marlin Business Services Corp., McGrath Rentcorp., Mobile Mini, Inc., Pacer International, Inc., Resource America, Inc., SeaCube Container Leasing Ltd., TAL International, Inc., Textainer Group Holdings Ltd., XPO Logistics, Inc. and Willis Lease Finance Corporation.  This peer information was augmented with compensation survey information to develop comparative market compensation levels.  The Compensation Committee uses the peer company and compensation survey data to guide its review of the total compensation of our executive officers and to understand market competitive compensation.  While the compensation data presented may identify a certain percentile of executive compensation, the Compensation Committee did not target any specific percentile with regard to any specific element of compensation or total compensation.

In establishing the compensation of our named executive officers, we based the amounts primarily on a subjective assessment of the market data and the business judgment of the Board of Director and  Compensation Committee members, the individual performance of each named executive officer in recent periods, the employment agreement of each named executive officer, if any, and each named executive officer’s level of responsibility for our key objectives and potential for future responsibility and promotion.

At our annual meeting of stockholders in June 2013, we held an advisory vote to approve the compensation of our named executive officers (“say-on-pay”).  The compensation of our named executive officers reported in our 2013 proxy statement was approved by over 97% of the votes cast at the 2013 annual meeting of stockholders, similar to the results at our 2012 annual meeting of stockholders.  We believe this affirms our stockholders' support of our approach to executive compensation, and we did not materially change our approach in 2013.  We have considered and will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Elements of Compensation

Our compensation program for our named executive officers consists of:

•	base salary and benefits;

•	cash bonuses; and

•	long-term, equity-based compensation.

Base Salaries

We generally set the base salary of each of our named executive officers at a level we believe compensates these individuals adequately for the work they are expected to perform in their respective positions, and we consider the base salaries paid to similarly-positioned executives by our selected peer organizations. We increased base salaries for each of our named executive officers during 2013, as shown in the following table, in recognition of the exceptional service provided by each of them to us.

	Annual Base Salary
Name	July 1, 2012 – June 30, 2013	July 1, 2013 – June 30, 2014	Percentage Increase
Victor M. Garcia	$540,800	$567,840	5.0%
Timothy B. Page	$364,000	$378,560	4.0%
Daniel J. Hallahan	$365,812	$381,805	4.4%
Camille G. Cutino	$223,600	$245,000	9.6%

Cash Bonuses

We provide cash bonuses for each of our named executive officers. The cash bonuses to our named executive officers, other than Mr. Garcia, are paid at the discretion of the Compensation Committee and the Board of Directors. Our Board of Directors allocates a general pool for all cash bonuses, except for the bonus to Mr. Garcia. From this bonus pool, our Compensation Committee and the Board of Directors then determine the cash bonuses to be paid to each other named executive officer. When setting the discretionary cash bonuses for our other executive officers, the Compensation Committee considers several factors, including the overall performance of our company, the individual executive’s role in our performance and the individual executive’s job performance. The Compensation Committee may also award additional discretionary cash bonuses in its discretion.

The Compensation Committee awarded bonuses to the named executive officers for the year ended December 31, 2013 based on its review and analysis of their positions, responsibilities and performance, as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee analyzed our performance relative to peer companies and the compensation comparables of peer companies in validating its conclusions.

Under Mr. Garcia’s employment agreement, he is entitled to receive a bonus targeted at 60% of his base salary based on achievement of certain performance goals, including meeting our established budget for the subject year and achieving our short- and long-term strategic business goals, all as recommended and approved by the Board of Directors and the Compensation Committee, and based equally on an objective measurement of financial and performance metrics and a subjective evaluation of Mr. Garcia’s overall performance.  The objective component of Mr. Garcia’s cash bonus generally consisted of applicable budgetary criteria such as revenue, profit and investment targets, as well as operational criteria such as capital formation and managing the funding costs, financing strategy and expansion of our business operations and employee development.  In 2013, Mr. Garcia oversaw the investment of more than $300 million in difficult market conditions, including higher return sale-lease back transactions and completion of several purchases of managed asset portfolios.  He also led the strategy of further diversifying the Company’s financing sources by completing a fixed-rate debt issuance of $229 million.  In addition, Mr. Garcia led the effort to grow the Company’s rail car business, increasing the rail car fleet by 24% during the year.  As a result of difficult market conditions during the year, the Company did not achieve its budgeted financial targets.  Although budgetary targets were not met, the Board of Directors and Compensation Committee determined to pay Mr. Garcia a cash bonus for 2013 of $296,600, equal to 52.2% of his base salary as of December 31, 2013, in recognition of his achievement of operational goals in 2013 and his outstanding leadership of the Company.

For the year ended December 31, 2013, based on a subjective review of their performance, Mr. Page received a discretionary cash bonus equal to $113,500, or 30.0% of his base salary, Mr. Hallahan received a discretionary cash bonus equal to $150,388, or 39.4% of his base salary, and Ms. Cutino received a discretionary cash bonus equal to $85,000, or 34.7% of her base salary.  Such bonuses were paid in recognition of the exceptional service provided by each of them to the Company during 2013.

Equity Compensation

In June 2013, the Compensation Committee and the Board of Directors granted stock options and restricted stock awards to our named executive officers under our equity incentive plan in order to provide long-term performance-based compensation, to encourage our named executive officers to continue their employment with us through the vesting period of the awards, and to align management and stockholder interests.  The amount of the awards granted to our named executive officers is set forth in the “2013 Grants of Plan-Based Awards Table” below.   The number of options and restricted stock awards granted to our named executive officers in 2013 was based on a review of the equity compensation of our peer companies, in recognition of each named executive officer’s performance during the previous year, and a subjective assessment of each named executive officer’s expected future contributions to our company, all in the Compensation Committee’s and the Board of Directors’ business judgment.

Severance and Change-in-Control Payments

We have entered into written agreements with Mr. Garcia, Mr. Page and Mr. Hallahan pursuant to which they will receive severance benefits in the event their employment is terminated by us other than for cause, by the executive for good reason, or as a result of death or disability. We provide these benefits to attract and retain qualified executive officers who could obtain similar positions at other companies. These potential payments are discussed further under “Potential Post-Employment or Change in Control Payments” below.

Other Benefits

Our named executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) plan, in each case on the same basis as other employees. In addition, we pay for additional life insurance policies for certain of our named executive officers.  All of these other benefits are included as part of the benefits package to retain highly qualified executives. We also provide vacation and other paid holidays to all employees, including our executive officers.

2013 Summary Compensation Table

The following table provides information concerning the compensation of our named executive officers for the years ended December 31, 2013, 2012 and 2011, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Victor M. Garcia	2013	554,320	148,300	182,229	197,478	148,300	32,783	(3)	1,263,410
President and Chief Executive Officer	2012	530,400	175.000	—	355,312	175,000	31,309		1,267,021
2011		452,500	159,900	—	1,893,527	159,900	36,092		2,701,919

Timothy B. Page (4)	2013	371,280	113,500	105,640	114,480	—	47,291	(5)	752,191
Chief Financial Officer	2012	357,000	150,000	—	84,598	—	36,795		628,393
2011		225,481	165,000	—	346,212		52,168		788,861

Daniel J. Hallahan	2013	373,806	150,388	132,050	143,100	—	51,250	(6)	850,594
Senior Vice President, Global Marketing	2012	352,355	184,000	—	126,897	—	33,414		696,666
2011		330,824	170,000	—	—	—	21,916		522,740

Camille Cutino	2013	234,300	85,000	39,615	42,930	—	34,587	(7)	436,432
Vice President, Operations and Human	2012	219,300	103,000	—	33,839	—	27,678		383,817
Resources	2011	188,183	100,000	—	—	—	25,968		314,151

(1)	These amounts reflect the base salary earned for services during the year ended December 31, 2013.
(2)	These amounts reflect the aggregate grant date fair value for restricted stock awards and stock options computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Other compensation for 2013 consists of $13,629 for health and dental insurance, $3,014 for life and disability insurance, $10,200 for 401(k) matching contributions and $5,940 in office parking fees.
(4)	Mr. Page was appointed as our Chief Financial Officer in May 2011.
(5)	Other compensation for 2013 consists of $28,485 for health and dental insurance, $5,498 for life and disability insurance, $10,200 for 401(k) matching contributions and $3,108 in office parking fees.
(6)	Other compensation for 2013 consists of $5,355 for health and dental insurance, $16,421 for retirement plan matching contributions and $29,474 for a car allowance.
(7)	Other compensation for 2013 consists of $14,419 for health and dental insurance, $4,858 for life and disability insurance, $9,372 for 401(k) matching contributions and $5,940 in office parking fees.

 2013 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan based awards for each of our named executive officers for 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Victor M. Garcia	6/14/2013	—	—	—	—	13,800	26.41	197,478
	6/14/2013	—	—	—	6,900	—	—	182,229
	—	—	170,352	—	—	—	—	—
Timothy B. Page	6/14/2013	—	—	—	—	8,000	26.41	114,480
	6/14/2013	—	—	—	4,000	—	—	105,640
Daniel J. Hallahan	6/14/2013	—	—	—	—	10,000	26.41	143,100
	6/14/2013	—	—	—	5,000	—	—	132,050
Camille Cutino	6/14/2013	—	—	—	—	3,000	26.41	42,930
	6/14/2013	—	—	—	1,500	—	—	39,615

(1)	These amounts reflect the aggregate grant date fair value for stock options and restricted stock awards computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

General.  Base salary increases for our named executive officers became effective on July 1, 2013.  The following table sets forth the percentage of each named executive officer’s total compensation that was paid in the form of base salary and cash incentive awards for 2013 based on the amount reported as Total Compensation in the Summary Compensation Table:

Name	Cash Compensation as a Percentage of Total Compensation
Victor M. Garcia	67.4%
Timothy B. Page	64.4%
Daniel J. Hallahan	61.6%
Camille G. Cutino	73.2%

Bonuses and Non-Equity Incentive Plan Compensation.  Because the Board’s determination of Mr. Garcia’s bonus included both subjective review of performance as well as achievement of objective performance criteria, the amount of his cash bonus has been reflected as a split between the “Bonus” column and the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table.  See the discussion on the determination of bonuses for our named executive officers, and non-equity incentive plan compensation for Mr. Garcia, under “Cash Bonuses” on page 15 of this proxy statement.

Option Awards and Stock Awards.  Twenty-five percent of the total number of shares subject to the options granted to our named executive officers in 2013 vest on May 15, 2014, and 1/48th of the total number of shares subject to the options vest monthly thereafter, provided that the holder is in continuous service with us as of each vesting date.  Twenty-five percent of the total number of restricted stock awards granted to our named executive officers in 2013 vest on the first anniversary of the grant date, and a further twenty-five percent vest annually thereafter, provided that the holder is in continuous service with us as of each vesting date.

Employment Agreements

Victor M. Garcia. Mr. Garcia became our President and Chief Executive Officer in June 2011.  Mr. Garcia previously served as our Senior Vice President and Chief Operating Officer from September 2010 to June 2011.  We entered into an employment agreement with Mr. Garcia in April 2011 in connection with his promotion as our President and Chief Executive Officer.  The employment agreement is effective until May 1, 2014 and automatically renews for an additional three-year period, unless the agreement is terminated earlier by us for death, disability, company insolvency or “cause,” by Mr. Garcia for “good reason,” as described further on pages 19 and 20, or by either party with at least 90 days written notice prior to the end of the term. Pursuant to his employment agreement, Mr. Garcia is entitled to an annual bonus as described above under the heading “Cash Bonus” above.

Timothy B. Page. Mr. Page became our Chief Financial Officer in May 2011.  We initially entered into an employment agreement with Mr. Page effective mid-May 2011 in connection with his appointment as our Chief Financial Officer.  On August 20, 2013, we entered into a new employment agreement with Mr. Page with a term extending to August 19, 2016.  If written notice of termination is not provided at least 90 days in advance of August 19, 2016, the agreement will automatically renew for another three year period.  Pursuant to this employment agreement, Mr. Page’s annual base salary is currently set at $378,560, with annual increases to be at the discretion of the Board of Directors.  Mr. Page is also eligible to receive an annual bonus of up to 40% of his base salary subject to a discretionary evaluation of his performance and the Company’s performance during the year.   Mr. Page is also entitled to certain benefits upon his termination by us for cause or in connection with a change in control as described further on page 19.

Daniel J. Hallahan.  Mr. Hallahan has served as our Senior Vice President, Global Marketing since February 2010.  On August 20, 2013, we entered into an employment agreement with Mr. Hallahan.  The agreement provides that Mr. Hallahan’s employment will continue unless and until either the Company or Mr. Hallahan provides the required amount of advance written notice of intent terminate the agreement.  Pursuant to this employment agreement, Mr. Hallahan’s annual base salary is currently set at £236,108, with annual increases to be at the discretion of the Board of Directors.  Mr. Hallahan is also eligible to receive, among other things, an annual bonus subject to a discretionary determination by the Company, a car allowance and other benefits typically given to executive officers of the Company.  Mr. Hallahan is also entitled to certain benefits upon his termination by us for cause or in connection with a change in control as described further on page 19.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the number and estimated value of outstanding stock options and restricted stock awards held by each of our named executive officers as of December 31, 2013.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Victor M. Garcia	5/15/2007	65,100	—		15.00	5/14/2017	—		—
	6/5/2009	25,605	—		5.60	6/4/2019	—		—
	4/29/2011	100,000	50,000	(1)	25.16	4/28/2021	—		—
	6/12/2012	15,750	26,250	(1)	17.77	6/11/2022	—		—
	6/14/2013	—	13,800	(2)	26.41	6/13/2023	—		—
	6/14/2013	—	—		—	—	6,900	(3)	182,229
Timothy B. Page	5/9/2011	19,375	10,625	(1)	23.14	5/8/2021	—		—
	6/12/2012	3,750	6,250	(1)	17.77	6/11/2022	—		—
	6/14/2013	—	8,000	(2)	26.41	6/13/2023	—		—
	6/14/2013	—	—		—	—	4,000	(3)	105,640
Daniel J. Hallahan	6/5/2009	60,000	—	(1)	5.60	6/4/2019	—		—
	6/12/2012	5,625	9,375	(1)	17.77	6/11/2022	—		—
	6/14/2013	—	10,000	(2)	26.41	6/13/2023	—		—
	6/14/2013	—	—		—	—	5,000	(3)	132,050
Camille Cutino	6/5/2009	52,500	—	(1)	5.60	6/4/2019	—		—
	6/12/2012	1,500	2,500	(1)	17.77	6/11/2022	—		—
	6/14/2013	—	3,000	(2)	26.41	6/13/2023	—		—
	6/14/2013	—	—		—	—	1,500	(3)	39,615

(1)	Twenty-five percent (25%) of the total number of shares subject to the option vest and become exercisable on the first anniversary of the grant date, and 1/48th of the total number of shares subject to the option vest monthly thereafter, provided that the option holder is in continuous service with us as of each vesting date.
(2)	Twenty-five percent (25%) of the total number of shares subject to the option vest and become exercisable on May 15, 2014, and 1/48th of the total number of shares subject to the option vest monthly thereafter, provided that the option holder is in continuous service with us as of each vesting date.
(3)	Twenty-five percent (25%) of the total number of restricted stock awards vest on the first anniversary of the grant date, and a further twenty-five percent vest annually thereafter, provided that the holder is in continuous service with us as of each vesting date.

2013 Option Exercises and Stock Vested Table

No stock options were exercised by, and no restricted stock awards vested for, the named executive officers during 2013.

Potential Post-Employment or Change in Control Payments

Employment Agreements

Messrs. Garcia, Page and Hallahan are entitled to certain payments from us pursuant to their respective employment agreements in the event of their termination of employment or upon the occurrence of a “Change in Control.”

Victor Garcia.  In the event Mr. Garcia’s employment is terminated for “Cause” or due to company insolvency, Mr. Garcia is entitled only to any accrued compensation and benefits through the effective date of his termination.

In the event Mr. Garcia’s employment is terminated (i) by us without “Cause”, (ii) due to his death or disability, (iii) for any reason, other than for “Cause”, death or disability, within 24 months following a “Change in Control” or (iv) by him for “Good Reason,” Mr. Garcia is entitled to receive the following payments and benefits:

•	any accrued compensation and benefits through the effective date of the termination;

•	a lump sum payment equal to 150% of the greater of (a) $520,000 or (b) Mr. Garcia’s base salary for the 12 months immediately preceding the date of termination;

•	COBRA health benefits for whichever of the following periods is shortest: (A) the longer of (i) the remaining term of Mr. Garcia’s employment agreement or (ii) 18 months following the date of termination; or (B) until Mr. Garcia is no longer entitled to COBRA continuation coverage under our group health plans; and

•	so long as the date of termination is at least one month after the beginning of our latest fiscal year, the annual bonus set forth in his employment agreement, pro-rated based on the number of days Mr. Garcia was employed during the fiscal year.

Mr. Garcia’s employment agreement also provides that if he becomes entitled to receive or if he receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to him without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that he would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments Mr. Garcia would receive would be greater without any reduction, then these payments will not be reduced.

“Cause” is generally defined as (a) a failure by the executive to substantially perform his or her material duties under such executive’s employment agreement which is not cured within thirty (30) days after notice from us; (b) an act by the executive of material dishonesty, fraud, misrepresentation, or other act(s) of moral turpitude; (c) an intentional act by the executive (other than one constituting a business judgment that was reasonable at the time or which was previously approved by the Board of Directors), or gross misconduct by the executive, which in either case, is seriously injurious to us; (d) a material breach by the executive of his or her employment agreement which is not cured within thirty (30) days after notice from us; or (e) a material and willful violation of a federal or state law or regulation applicable to our business.

“Change of Control” is generally defined as any of the following transactions: (a) a merger or consolidation with or into any other company or other entity, if (after giving effect to the merger or consolidation) our stockholders prior to the merger or consolidation would not be able to elect a majority of our Board of Directors immediately following the merger or consolidation; (b) a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of our outstanding voting securities or such amount of our outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of our Board of Directors; (c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of our assets; or (d) as otherwise may constitute a Change in Control under our Amended and Restated 2007 Equity Incentive Plan; provided, however, a transaction involving a sale of stock beneficially owned by Mr. Ogawa, his spouse or his children shall not constitute a Change in Control unless (after giving effect thereto) a single party (or group of related parties) obtains control of us as a result of such transaction.

“Good Reason” is generally defined as the occurrence of any of the following events, without the consent of the executive: (a) any diminution in the executive’s base salary, except as part of a program whereby the salaries of all of our executive officers are reduced for economic reasons; (b) any material diminution of the executive’s authority, duties, reporting or responsibilities; (c) any action or inaction that constitutes a material breach by us of the executive’s employment agreement; or (d) a material change in the geographic location at which the executive must perform his duties under his or her employment agreement, except for office relocation within the San Francisco Bay area; provided that the executive acknowledges and agrees that he or she may be required to travel extensively in connection with the performance of his or her duties under such executive’s employment agreement and that any such travel requirement will not constitute a material change in the geographic location at which the executive must perform his or her duties under such executive’s employment agreement.

Timothy Page. In the event we undergo a Change in Control within 24 months of commencement of Mr. Page’s employment and he is terminated without cause within 24 months following the Change in Control, Mr. Page is entitled to receive a lump sum payment equal to twelve months of his base salary immediately preceding the date of termination plus a cash bonus equal to the average of the annual cash bonus amounts paid over the preceding two years.  The definition of “Change of Control” under Mr. Page’s employment agreement is substantially similar to the definition under Mr. Garcia’s employment agreement as defined above.

Daniel Hallahan. In the event we undergo a Change in Control within 24 months of commencement of Mr. Hallahan’s employment and he is terminated without cause within 24 months following the Change in Control, Mr. Hallahan is entitled to receive a lump sum payment equal to twelve months of his base salary immediately preceding the date of termination plus a cash bonus equal to the average of the annual cash bonus amounts paid over the preceding two years.  The definition of “Change of Control” under Mr. Hallahan’s employment agreement is substantially similar to the definition under Mr. Garcia’s employment agreement as defined above.

Equity Compensation Plan

Under our Amended and Restated 2007 Equity Incentive Plan, all awards under the plan, including shares subject to stock options and restricted stock, that have not vested will become fully vested and exercisable in the event of a “change of control” or other “company transaction,” each as defined below, unless, in the event of a company transaction, the options or stock awards are assumed by the successor company. A “change of control” is generally defined as an acquisition of 50% or more of our voting power, or a change in the composition of our Board of Directors in a two-year period, without the approval of the Incumbent Board (as defined in the plan), that results in fewer than a majority of the Incumbent Board remaining in office. A “company transaction” is generally defined as the completion of a merger or consolidation with or into another company or entity, a sale in one or more transactions with the common purpose of all of our outstanding voting securities, or a sale in one or more transactions with the common purpose of all or substantially all of our assets. The Compensation Committee may also, in the event of a change of control, allow the holder of an award to surrender the award in exchange for a cash payment, or, in the event of a company transaction, terminate awards under the plan in exchange for a cash payment, each calculated by a formula set forth in the plan.

The following table describes the potential payments upon a termination or change of control for our named executive officers, assuming that the triggering events occurred on December 31, 2013. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $23.57 closing price on December 31, 2013.  In the case of restricted stock, the value of the acceleration was determined based on the value of the shares for which vesting was accelerated using the $23.57 closing price on December 31, 2013.

	Benefit	Upon a Change in Control	Termination Without Cause	Termination For Good Reason, Due to Death or Disability, or Within 24 Months Following a Change in Control
Victor Garcia
	Severance	—	$831,480	$831,480
	Non-equity incentive plan bonus	—	$340,704	$340,704
	Stock options (unvested and accelerated	$152,250	—	—
	Restricted stock (unvested and accelerated)	$162,633	—	—
	COBRA premiums	—	$21,205	$21,205
	Total	$314,883	$1,193,389	$1,193,389

Timothy Page
	Severance	—	—	$378,560
	Non-equity incentive plan bonus	—	—	$131,750
	Stock options (unvested and accelerated)	$40,819	—	—
	Restricted stock (unvested and accelerated)	$94,280	—	—
	Total	$135,099	—	$510,310

Daniel Hallahan
	Severance	—	—	$381,805
	Non-equity incentive plan bonus	—	—	$167,194
	Stock options (unvested and accelerated)	$54,375	—	—
	Restricted stock (unvested and accelerated)	$117,850	—	—
	Total	$172,225	—	$548,999

Camille Cutino
	Stock options (unvested and accelerated)	$14,500	—	—
	Restricted stock (unvested and accelerated)	$35,355	—	—
	Total	$49,855	—	—

2013 Director Compensation Table

The following table sets forth information regarding compensation for each of our nonemployee directors for fiscal 2013. Our nonemployee director compensation program is comprised of: cash compensation, consisting of annual retainer fees, including amounts associated with chairing Board of Directors committees; meeting fees and equity compensation, consisting of stock option grants.  Each of these components is described in more detail below.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)

Marvin Dennis	74,000	138,300	—		212,300
William Liebeck	70,000	138,300	—		208,300
Masaaki (John) Nishibori	47,000	—	30,138	(3)	77,138
Hiromitsu Ogawa	114,736	—	30,138	(3)	144,874
David G. Remington	70,000	138,300	—		208,300
Gary Sawka	62,000	138,300	—		200,300

(1)	Includes all annual retainer fees, committee and chairmanship fees and meeting fees.
(2)	These amounts reflect the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. For information on the method and assumptions used to calculate the compensation costs, see Note 8 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013, the aggregate number of shares underlying outstanding option awards for each nonemployee director was: Mr. Dennis—70,000 shares; Mr. Liebeck—70,000 shares; Mr. Nishibori—359,980 shares; Mr. Ogawa—no shares; Mr. Remington—42,500 shares; and Mr. Sawka—70,000 shares
(3)	Other compensation for 2013 consists of health and dental insurance premiums paid by the Company for the benefit of the director.

Narrative Disclosure to Director Compensation Table

Hiromitsu Ogawa.  Mr. Ogawa served as Chief Executive Officer until November 1, 2006 when he became our Executive Chairman. On June 5, 2009, Mr. Ogawa retired as our Executive Chairman and remained our Chairman of the Board of Directors. On June 5, 2009, Mr. Ogawa signed a compensation agreement with the Company under which Mr. Ogawa is entitled to an annual retainer fee of $100,000, payable each calendar quarter in increments of $25,000. The annual retainer fee will be increased by at least 4% on July 1 of each subsequent year that the agreement is in effect. Mr. Ogawa’s annual retainer fee was increased to $116,986 on July 1, 2013.  The compensation under this agreement is in lieu of the retainer and meeting fees that are payable to other members of the Board of Directors who are not also our employees.  In addition to the annual retainer fee, Mr. Ogawa will continue to receive the fringe benefits that he was receiving prior to his retirement as an executive officer of the Company.  The agreement is effective for as long as Mr. Ogawa serves as Chairman of the Board of Directors or for a period of three years from the date of the agreement.

Masaaki (John) Nishibori.  Mr. Nishibori retired as our President and Chief Executive Officer effective June 3, 2011. Effective June 3, 2011, we entered into a Continuing Services Agreement with Mr. Nishibori in connection with his retirement.  Pursuant to the Continuing Services Agreement, among other things, (i) as long as Mr. Nishibori continues as a member of the Board of Directors, he and his spouse are eligible to participate in our health insurance plans to the extent permitted under such plans, (ii) Mr. Nishibori’s continued service as a Director is deemed to constitute “continuous service” such that the stock option grants that have been previously granted to Mr. Nishibori pursuant to our Amended and Rested 2007 Equity Incentive Plan will continue to vest so long as he remains a Director, and (iii) following vesting in full of Mr. Nishibori’s currently-held stock options, Mr. Nishibori will be eligible to receive annual stock option grants that may be awarded to other outside members of the Board.  Mr. Nishibori also receives the standard cash compensation for directors as outlined below.

Other Director Compensation.  Directors who are also our employees receive no additional compensation for their services as directors.  Directors who are not our employees, other than Mr. Ogawa, receive cash compensation and equity compensation as described below.  All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, we indemnify our directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the state of Delaware. We also advance expenses to our directors in connection with this indemnification.

Cash Compensation. Each nonemployee director, other than Hiromitsu Ogawa, receives an annual cash retainer of $25,000. The chair of the Audit Committee receives an additional annual cash retainer of $12,000. Other committee chairs receive an additional annual cash retainer of $8,000. Each annual retainer is paid quarterly in advance. In addition, directors, other than Hiromitsu Ogawa, receive a fee of $2,000 for each meeting of the Board of Directors attended, members of the Audit Committee receive a fee of $1,500 for each meeting of the Audit Committee attended, and members of other committees receive a fee of $1,000 for each other committee meeting attended.

Equity Compensation.  In addition to cash retainers and Board of Directors and committee meeting attendance fees, each nonemployee director, other than Messrs. Ogawa and Nishibori, is granted an option to purchase 12,500 shares upon the director’s initial election to the Board of Directors, and is granted an option to purchase 10,000 shares at each annual meeting of our stockholders. All options have a ten-year term, an exercise price equal to the fair market value of a share of our common stock on the date of grant and vest in full on the first anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee was at any time during the fiscal year ended December 31, 2013 or at any other time (i) an officer or employee of CAI or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of CAI served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of CAI or as a director of CAI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of four independent directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402 of Regulation S-K, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement relating to its 2014 Annual Meeting of Stockholders.

Compensation Committee Report Submitted By:

William Liebeck, Chair
Marvin Dennis
David Remington
Gary Sawka

AUDIT COMMITTEE REPORT

The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls over financial reporting and other matters, and makes other decisions with respect to audit and finance matters. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and fees for all audit and permitted non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of CAI’s financial statements;

•	CAI’s compliance with legal and regulatory requirements;

•	CAI’s systems of internal control over financial reporting as established by management;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance by CAI’s independent registered public accounting firm;

•	CAI’s internal audit activities and processes;

•	risk assessment and risk management;

•	CAI’s auditing, accounting and financial reporting processes generally; and

•	compliance with CAI’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board of Directors, the independent registered public accounting firm, financial management and all employees.

In connection with these responsibilities, the Audit Committee met with management to review and discuss CAI’s audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, and PCAOB AU Section 380, Communications with Audit Committees.  The Audit Committee also received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with its independent registered public accounting firm that firm’s independence.

Fiscal 2013 Audit

Based on the reviews and discussions described above, the Audit Committee recommended that the Board of Directors include the audited financial statements in CAI’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013.

Audit Committee Report Submitted By:

David Remington, Chair
William Liebeck
Marvin Dennis
Gary Sawka

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for fiscal year 2014, and recommends that the stockholders vote to ratify such appointment.

KPMG LLP has audited our financial statements since the year ended December 31, 2006. Stockholder approval of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit of our financial statements and the independent registered public accounting firm. The Audit Committee will consider the results of the stockholder vote and in the event of a negative vote will reconsider its selection of KPMG LLP. Even in the event of an affirmative stockholder vote, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Independent Registered Public Accounting Firm Fees and Services

Fees billed to CAI by KPMG LLP for 2013 and 2012 were approximately as follows:

Services Rendered	2013	2012
Audit Fees (1)	$876,400	$858,800
Audit-Related Fees (2)	103,339	176,500
Tax Fees (3)	23,891	30,000
Total Fees	$1,003,630	$1,065,300

(1)	Audit Fees consist of fees for professional services rendered for the audit of our 2013 and 2012 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with regulatory filings.
(2)	Audit-Related Fees consist of fees billed for assurance and related services primarily associated with compliance reporting for our asset-backed securities, and the filing in 2012 of a Registration Statement on Form S-3 with the SEC as well as services provided in connection with an equity offering made thereunder, and not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered in 2013 and 2012 for tax compliance relating to our domestic and foreign subsidiaries.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible audit-related and non-audit services provided to the Company by our independent registered public accounting firm and the associated fees for these services. All services and fees for 2013 and 2012 were pre-approved by the Audit Committee. Engagements must be separately pre-approved by the Audit Committee.

PROPOSAL NO. 3 – ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve an advisory resolution to approve the compensation of our named executive officers as reported in this proxy statement.  Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders until the next required vote on the frequency of such votes.

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s executives, whose compensation is reported in the 2013 Summary Compensation Table above.  Additional information regarding the Compensation Committee and its role is described above in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative disclosure.  Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to provide competitive compensation packages that enable us to attract and retain talented executives and motivate named executive officers to achieve our short- and long-term business strategies.

The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has contributed to the Company’s recent and long-term success.  In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of CAI International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE  FOR THE
ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on April 18, 2014, except as otherwise noted, by:

•	each person known to us who beneficially owned more than 5% of our common stock on that date;

•	each of the named executive officers named in the 2013 Summary Compensation Table above;

•	each of our current directors and director nominees; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of April 18, 2014 through the exercise of any stock option or other right.  Percentage beneficially owned below is based on 22,242,256 shares of our common stock outstanding on April 18, 2014.

Unless otherwise indicated, the address for all persons named below is c/o CAI International, Inc., Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Hiromitsu Ogawa (1)	4,965,468	22.3%

Columbia Wanger Asset Management, LLC (2)	3,044,908	13.7%

Ernest Partners LLC (3)	2,108,495	9.5%

Wellington Management Co LLP (4)	1,431,548	6.4%

Century Capital Management LLC (5)	1,250,343	5.6%

Masaaki (John) Nishibori (6)	359,980	1.6%

Victor M. Garcia (7)	237,003	1.1%

Gary M. Sawka (8)	73,000	*

Marvin Dennis (9)	70,000	*

William W. Liebeck (9)	70,000	*

David G. Remington (10)	42,500	*

Timothy B. Page (11)	34,125	*

Camille G. Cutino (12)	65,770	*

Daniel Hallahan (13)	77,081	*

All directors and executive officers as a group (10 persons) (14)	5,994,927	25.8%

*	Less than 1%.

(1)	Mr. Ogawa beneficially owns 1,512,433 shares of our common stock in his own name. Mr. Ogawa also beneficially owns (i) 1,859,108 shares held by the Ogawa Family Trust dated 7/06/98, of which Mr. Ogawa and his wife are co-trustees, (ii) 593,927 shares held by the Ogawa Limited Partnership, of which the Ogawa Family Trust is the general partner, (iii) 500,000 shares held by the Hiromitsu Ogawa GRAT 2011, of which Mr. Ogawa is the trustee, and (iv) 500,000 shares held by the Betty Jean Crouch Ogawa GRAT 2011, of which Mr. Ogawa’s spouse is the trustee.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 6, 2014. Columbia Wanger Asset Management, LLC maintains sole voting power for 2,603,808 of the shares reported and maintains sole dispositive power for 3,044,908 of the shares reported. The shares reported include shares held by Columbia Acorn Fund (“CAT”), a Massachusetts business trust that is advised and managed by Columbia Wanger Asset Management, LLC. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014. Earnest Partners, LLC maintains sole voting power for 908,517 of the shares reported, shared voting power for 271,982 of the shares reported and sole dispositive power for 2,108,495 of the shares reported. The address of Earnest Partners LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.
(4)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014. Wellington Management Co, LLC maintains shared voting power for 847,875 of the shares reported and sole dispositive power for 1,431,548 of the shares reported. The address for Wellington Management Co, LLC is 280 Congress Street, Boston, Massachusetts 02210.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 5, 2014. Century Capital Management LLC maintains sole voting power for 707,824 of the shares reported and sole dispositive power for 1,250,343 of the shares reported. The address of Century Capital Management LLC is 100 Federal St. 29th Floor, Boston, Massachusetts 02110.
(6)	Represents 359,980 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014.
(7)	Represents 230,103 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014, and 6,900 shares of restricted stock.
(8)	Includes 70,000 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014.
(9)	Represents 70,000 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014.
(10)	Represents 42,500 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014.
(11)	Represents 30,125 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014, and 4,000 shares of restricted stock.
(12)	Includes 62,750 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014, and 1,500 shares of restricted stock.
(13)	Includes 70,000 shares issuable upon exercise of options that are fully exercisable within 60 days of April 18, 2014, and 5,000 shares of restricted stock.
(14)	Includes 1,005,458 shares that named executive officers and directors as a group have the right to acquire within 60 days of April 18, 2014 through the exercise of options.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our Amended and Restated 2007 Equity Incentive Plan as of December 31, 2013.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)
Equity compensation plan approved by security holders	1,263,485	$14.84	215,281	(1)
Equity compensation plan not approved by security holders	—	—	—
Total	1,263,485	$14.84	215,281

(1)	Shares available for issuance under the Amended and Restated 2007 Equity Incentive Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the plan administrator.

RELATED PERSON TRANSACTIONS

Transactions with Related Persons

There were no transactions with related persons during the year ended December 31, 2013 required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policies and Procedures for Approving Transactions with Related Persons

Our Audit Committee, in executing the responsibilities delegated to it, reviews a summary of CAI’s transactions with its directors and officers and with firms that employ our directors, as well as any other material related party transactions, periodically, but no less frequently than annually. The Audit Committee consists entirely of disinterested, nonemployee directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on a review of copies of such reports and written representations from our executive officers and directors that no other reports were required, we believe that during the fiscal year ended December 31, 2013, all reports required under Section 16(a) were timely filed.

BY ORDER OF THE BOARD OF DIRECTORS

Victor Garcia
President and Chief Executive Officer

San Francisco, California
April 25, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominees listed, and FOR Proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. For Against Abstain 3. Approval of the advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement. 01 - Victor Garcia 02 - Gary Sawka 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Withhold For Withhold  Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Proxy — CAI INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on June 6, 2014

The undersigned hereby appoints Victor Garcia and Timothy B. Page, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of CAI International, Inc. on June 6, 2014 at 10:00 a.m. local time at the offices of Perkins Coie LLP, located at 3150 Porter Drive, Palo Alto, California 94304, and at any adjournment thereof, all shares of the undersigned in CAI International, Inc. The proxies are instructed to vote as stated on the reverse side.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted for the Board of Directors’ nominees for election as directors, for the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and for the approval of the advisory resolution to approve the compensation of the Company’s named executive officers. The proxies may vote in their discretion as to other matters that may come before the meeting.

The Board of Directors recommends a vote FOR the nominees listed on the reverse side, FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and FOR the approval of the advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement.

PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY.